PRICING SUPPLEMENT NO. 17 DATED                         Filed Pursuant to
JANUARY 4, 2001 TO PROSPECTUS DATED                     Rule 424(b)(5)
NOVEMBER 9, 2000, AS AMENDED BY PROSPECTUS              File No. 333-47464
SUPPLEMENT DATED DECEMBER 15, 2000

                           CMS ENERGY CORPORATION

     General Term Notes (servicemark of J.W. Korth & Company), Series F
                 Due 9 Months to 25 Years from date of issue

       Except as set forth herein, the Notes offered hereby have such terms as are described in the accompanying Prospectus dated November 9, 2000, as amended by the Additional Agent Prospectus Supplements dated December 15, 2000.

Aggregate Principal Amount:              $ 2,021,000.00
Original Issue Date (Settlement Date):   January 9, 2001
Stated Maturity Date:                    December 15, 2005
Issue Price to Public:                   100.00% of Principal Amount
Interest Rate:                           8.000% Per Annum
Interest Payment Dates:                  December 15 and June 15
                                         and Semi-Annually
                                         Thereafter Commencing
                                         June 15, 2001

Survivor's Option:                       [ X ] Yes       [  ] No
Optional Redemption:                     [ X ] Yes       [  ] No

Initial Redemption Date:                 December 15, 2002
Redemption Price:                        100%

                                         Principal Amount of Notes
       Agent                             Solicited by Each Agent

First of Michigan Corporation            $   160,000.00
Prudential Securities Incorporated       $ 1,151,000.00
J.J.B. Hilliard, W.L. Lyons, Inc         $   234,000.00
Raymond James & Associates, Inc          $   150,000.00
J.W. Korth & Company                     $   326,000.00
       Total                             $ 2,021,000.00

                                         Per Note Sold by
                                         Agents To Public          Total

Issue Price:                             $     1,000.00       $ 2,021,000.00
Agent's Discount or Commission:          $         6.00       $    12,126.00
Maximum Dealer's Discount or
  Selling Concession:                    $        14.00       $    28,294.00
Proceeds to the Company:                 $       980.00       $ 1,980,580.00

CUSIP Number:  12589Q6B7